MICROCHIP TECHNOLOGY INCORPORATED
MANAGEMENT INCENTIVE COMPENSATION PLAN
(as amended by the Board of Directors on February 26, 2021)
1.Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating our key management and senior technical employees to: (a) perform to the best of their abilities, and (b) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such personnel with incentive awards based on the achievement of goals relating to the performance of the Company, on the achievement of individual performance goals, retention-based bonuses, or nonrecurring awards for performance beyond that expected.
2.Definitions.
(a)“Award” means, with respect to each Participant, the award determined pursuant to Section 7(a) below for a Performance Period. Each Award is determined by a Payout Basis for a Performance Period, subject to the Committee’s authority under Section 7(a) to increase, eliminate or reduce the Award otherwise payable.
(b)“Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the first day of the Performance Period. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.
(c)“Board” means the Board of Directors of the Company.
(d)“Cash Position” means the Company’s level of cash and cash equivalents.
(e)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(f)“Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who are not employees of the Company.
(g)“Company” means Microchip Technology Incorporated or any of its subsidiaries (as such term is defined in Code Section 424(f)).
(h)“Employee Committee” means a committee established pursuant to Section 3 of this Plan, which shall be comprised of the Company’s Executive Chair of the Board, the Chief Executive Officer and the Senior Vice President, Global Human Resources, as may be changed or modified from time to time by the Board.
(i)“Fiscal Quarter” means a fiscal quarter of the Company.
(j)“Fiscal Year” means a fiscal year of the Company.

(k)“Participant” means an employee of the Company participating in the Plan for a Performance Period.
(l)“Payout Basis” means as to any Performance Period, the criteria established by the Committee pursuant to Section 5 in order to determine the Awards (if any) to be paid to Participants. The Payout Basis may contain discretionary elements to reward additional performance as recommended by the Company’s Chief Executive Officer (“CEO”) and approved by the Committee or the Employee Committee, as applicable. The criteria may differ from Participant to Participant, or between groups of Participants.
(m)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period's results to a designated comparison group, and/or to another Performance Goal and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow) or cash flow margin, (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects) or end market demand, (iv) gross margin, (v) operating margin, (vi) operating expenses or operating expenses as a percentage of revenue, (vii) earnings (which may include, without limitation, earnings before interest and taxes, earnings before taxes and earnings before income, taxes, depreciation and amortization), (viii) earnings per share, (ix) operating income or operating income as a percentage of revenue, (x) net income, (xi) stock price, (xiii) return on equity, (xiii) total stockholder return, (xiv) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xv) return on capital, (xvi) return on assets or net assets, (xvii) return on investment, (xviii) economic value added, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction, (xxii) credit rating, (xxiii) objective customer indicators (including, without limitation, a customer satisfaction rating), (xxiv) new product invention or innovation, (xxv) attainment of research and development milestones, (xxvi) improvements in productivity, (xxvii) attainment of objective operating goals, and (xxviii) objective employee metrics. The Committee shall appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in FASB ASC 225-20 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s reporting with the Securities and Exchange Commission for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.
(n)“Performance Period” means any Fiscal Quarter or Fiscal Year, or such other longer period as determined by the Committee in its sole discretion.
(o)“Plan” means this Management Incentive Compensation Plan.
(p)“Plan Year” means the Company’s fiscal year.

3.Plan Administration.
(a)The Plan may be administered by different administrators with respect to different groups of Participants. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may delegate its general administration and interpretation authority to a committee of employees as the Plan relates to Participants other than executive officers. The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan, and the Committee has delegated to the Employee Committee the authority to determine which employees of the Company who are not “officers” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended may participate in the Plan for a given Performance Period. The Committee and its delegates (including the Employee Committee) shall have such powers as may be necessary to discharge their duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
(i)discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;
(ii)to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and
(iii)to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
(b)Any rule or decision by the Committee or its delegates (including the Employee Committee) that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
4.Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be those employees of the Company who are selected by the Committee or the Employee Committee, as applicable, and who, based on their individual position and Company criteria, have a significant impact on the Company’s performance as determined by the Committee or the Employee Committee, as applicable. No person shall be automatically entitled to participate in the Plan.
5.Performance Goal Determination. The CEO shall provide the Committee with recommendations as to the criteria underlying the Performance Goals. The CEO may make recommendations as to discretionary elements to reward additional performance. The Committee shall have complete authority to accept, modify or reject such recommendations, or to eliminate the Awards entirely.
6.Determination of Payout Basis. The Committee, in its sole discretion, shall establish a Payout Basis for purposes of determining the Award (if any) payable to each Participant. Unless otherwise determined by the Committee, each Payout Basis shall (a) be based on a comparison performance to the Performance Goals, and (b) provide for the payment of Awards if the Performance Goals for the Performance Period are achieved. Discretionary elements may be identified at the same time as the criteria underlying the Performance Goals are set, or they may be later determined at the discretion of the Committee or the Employee Committee. Awards may be a specific dollar amount, or a percentage of Base Salary.

7.Determination of Awards; Award Payment.
(a)Determination and Certification. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Basis to the level of actual performance that has been determined by the Committee, and adding any discretionary element that has been determined by the Committee or the Employee Committee, as applicable. Notwithstanding any contrary provision of the Plan, the Committee or the Employee Committee, as applicable, in their sole discretion, may increase, eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Basis.
(b)Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Unless otherwise approved by the Committee or the Employee Committee, as applicable, a Participant needs to be employed by the Company from the beginning of the applicable Performance Period through the Award payment date to receive an Award payout hereunder.
(c)Form of Distributions. The Company shall distribute all Awards to the Participant in cash, restricted stock units or awards, or a combination thereof at the discretion of the Committee.
(d)Deferral. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be made in a manner that complies with Code Section 409A, and shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
(e)Timing of Payment. Except for any deferrals of Awards made pursuant to Section 7(d), payment of each Award shall be made as soon as practicable after the end of the Performance Period to which the Award relates and after the Award is approved by the Committee or the Employee Committee, as applicable, but in no event later than the later of (i) the fifteenth (15th) day of the third (3rd) month of the Fiscal Year immediately following the Fiscal Year in which the Participant’s Award is first no longer subject to a substantial risk of forfeiture, and (ii) March 15 of the calendar year immediately following the calendar year in which the Participant’s Award is first no longer is subject to a substantial risk of forfeiture.  It is the intent that this Plan be exempt from, or comply with, the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply.  Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
8.Term of Plan. The Plan shall become effective October 1, 2006. The Plan shall continue until terminated under Section 9 of the Plan.
9.Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder. To the extent necessary or advisable under applicable law, Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
10.Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.
11.At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee or the Company may terminate the employment relationship at any time and for any reason or no reason.
12.Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
13.Indemnification. Each person who is or shall have been a member of the Committee, of the Board, or their delegates (including the Employee Committee) shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
14.Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
15.Governing Law. The Plan shall be governed by the laws of the State of Arizona, without regard to conflicts of law provisions thereunder.
16.Forfeiture Events.
(a)Clawback Policy; Applicable Laws. All awards under the Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Committee may impose such other clawback, recovery or recoupment provisions with respect to an award under the Plan as the Committee determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award. Unless this Section 16 is specifically mentioned and waived in a written agreement between a Participant and the Company or other document, no recovery of compensation under a clawback policy will give the Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
(b)Additional Forfeiture Terms. The Committee may specify when providing for an award under the Plan that the Participant’s rights, payments, and benefits with respect to the award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, without limitation, termination of the Participant’s status as an employee for “cause” or any act by a Participant, whether before or after the Participant’s status as an employee terminates, that would constitute “cause.”